October 24, 2014

Mr. Sam D. Brown
534 13th Street, NE
Washington, DC 20002

Dear Sam:

We are pleased to extend to you an offer of employment as Executive Vice President, Business
Development, Amalgamated Bank ("the Bank"). In that role, you will report to Mr. Keith Mestrich, the Bank's President and Chief Executive Officer and you will receive a base salary at the annualized rate of $300,000. Your principle work location will be the Bank's Washington, DC Office.

You will be eligible to participate in the Bank's Annual Incentive Plan. Your annual target incentive award will be 40%. The annual incentive award is not guaranteed and will be contingent upon your achievement of goals assigned to you, the overall accomplishment of departmental goals, and the Bank's overall financial performance. To be eligible to receive an incentive award you must be actively employed by the Bank at the time awards are paid. If your employment terminates for any reason before the award date, whether the termination is initiated by you or the Bank, you will not receive an incentive award. No employee or officer of the Bank is authorized to make any oral promises to you about any incentive award.

In addition, you will be eligible to participate in the Bank's Long Term Incentive Plan once that plan has been finalized and approved by the Bank's Compensation Committee and Board of Directors.

You will also receive a comprehensive benefit package that includes medical, dental, prescription drug and life insurance coverage effective the first day of the month following your start date. Under current policy, you will receive 4 weeks of vacation and 5 personal days each year prorated for 2014.
Please note our offer of employment and continued employment is contingent upon your successful completion of Amalgamated Bank's employment screening process, which includes a government mandated background investigation. This offer is also subject to all policies and procedures of the Bank, including but not limited to those set forth in the Employee Handbook, which will be provided to you on your first day of employment.

As with all positions at Amalgamated Bank, each Officer is employed on an at-will basis and no part of this letter should be construed to change that relationship. That is, Amalgamated Bank and each Officer retain the right to terminate employment at any time.

In order for Amalgamated Bank to comply with the Immigration Reform and Control Act of 1986, we ask that on your Employment Start Date you bring appropriate documentation to verify your authorization to work in the United States. Your failure to provide appropriate documentation may result in our inability to commence your employment.

This Agreement shall be governed and construed pursuant to the internal laws of the State of New York without reference to its conflict of law principles. This Agreement constitutes the entire agreement between the parties, with respect to the terms and conditions of the offer of employment and supersedes any prior verbal or written communication. This offer may be modified only by a writing signed by you and Amalgamated.

Please indicate your acceptance of this Agreement by signing in the space provided for your signature and return             to my attention.

Sincerely,

/s/ Toni-Ann Sforza
Toni-Ann Sforza
First Vice President of Human Resources

Acknowledged and Agreed:

/s/ Sam Brown
Sam D. Brown / Date

12/8/14
    Start Date